Possis Extends Stock Repurchase Program and Shareholder Rights Plan


    MINNEAPOLIS--(BUSINESS WIRE)--Dec. 19, 2006--Possis Medical, Inc. (NASDAQ:POSS) a developer, manufacturer and marketer of pioneering medical devices for the cardiovascular and vascular treatment markets, today announced that its board of directors has extended its authorization to repurchase additional shares of the company's common stock under a stock repurchase program, effective January 1, 2007. Possis' board also has amended its Shareholder Rights Plan effective December 23, 2006.

    The company said that it is authorized to repurchase up to $15 million of its common stock over the two years ending December 31, 2008. The purchases will be made at prevailing prices in the open market, by block purchases or in private transactions. At today's market prices, the extended authorization would allow Possis to purchase roughly 6.8 percent of the approximately 17.2 million shares of common stock outstanding.

    The company's amended Shareholder Rights Plan will: extend the plan through December 23, 2016; increase the threshold ownership level by an acquiring shareholder at which the rights would be triggered to 20 percent of the outstanding shares; reduce the exercise price of the rights to $75.00 per share; and eliminate provisions that would have required only continuing directors to take actions after the rights are triggered.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet(R) System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins and A-V grafts and native fistulas.


    CONTACT: Possis Medical, Inc.
             JULES L. FISHER, Vice President, Finance and Chief
             Financial Officer, 763-450-8011
             jules.fisher@possis.com


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